EXECUTIVE EMPLOYMENT AGREEMENT

Effective January 25, 2018

between

HOMESTREET, INC. and HOMESTREET BANK

and

GODFREY EVANS

Executive Employment Agreement
This executive employment agreement (“Agreement”), effective January 25, 2018 (the "Effective Date"), is between HomeStreet, Inc., HomeStreet Bank (“Bank”) and their affiliate or subsidiary organizations and their successors and assigns (collectively, the “Company”) and Godfrey Evans (“Executive”) (collectively, the “Parties”). In consideration of the foregoing promises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below.
I.EMPLOYMENT
A.Position and Duties
The Company will employ Executive, and Executive will accept employment as the General Counsel and Chief Administrative Officer of HomeStreet Bank and HomeStreet, Inc. and report to the Chief Executive Officer of HomeStreet Bank and HomeStreet, Inc. Executive will perform the duties of General Counsel and Chief Administrative Officer and will devote his full time and attention to achieving the purposes and discharging the responsibilities afforded the positions, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Chief Executive Officer, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive will comply with Company policies and procedures, and all applicable laws and regulations. Executive shall be employed at the Company headquarters in Seattle, Washington.
B. Term of Agreement
This Agreement shall commence on the Effective Date and continue for an initial term of three (3) years unless sooner terminated as set forth in Section III. Thereafter, the Agreement shall automatically renew for successive one (1) year terms, unless either party provides the other with written notice of its intent not to renew no less than 180 days prior to the end of its term. Notwithstanding any termination of this Agreement or Executive's employment, the Executive shall remain subject to the restrictions in Section IV of this Agreement.
II.COMPENSATION AND BENEFITS
The Company agrees to pay to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:
A.Annual Salary
Executive’s compensation shall consist of an annual base salary (the "Salary") of no less than $290,000, payable in accordance with the payroll practices of the Company. The Salary shall be reviewed at least annually, and may be subject to increase, by the Chief Executive Officer or the Board of Directors of the Company (or the Compensation Committee thereof) while Executive is employed hereunder. Executive’s Salary may decrease only with his agreement.

B.Annual Incentive Payment
    The Company shall establish a performance-based, target incentive bonus under the terms of the Company’s incentive bonus compensation plan pursuant to which Executive may receive, based on completion of objectives of 45% of Executive’s Salary (or such lower or higher amount pursuant to performance and peer group data provided by the Bank’s Compensation Consultant as the Chief Executive Officer, Board or its Compensation Committee may approve) (“Target Incentive Payment”), less required withholding and authorized deductions. The Chief Executive Officer or the Compensation Committee shall establish the performance objectives and related payout ratios no later than March 30 of each fiscal year. The Chief Executive Officer, Board, or the Board’s Compensation Committee, shall reasonably determine the extent to which the Target Incentive Payment has been earned and shall ensure that the Target Incentive Payment complies with Sound Incentive Compensation Planning Guidelines and other restrictions applicable to financial institutions.
C.Equity Compensation
    Executive may be awarded additional stock options, restricted stock units or performance stock units under the 2014 Equity Incentive Plan or its successor.
D.Benefits
Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are provided to the Company’s executives, which may include, at a minimum, vacation, sick leave, basic health, life and disability insurance.
E.Business Expenses
Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with standard policies of the Company, effective as such on the date such expenses are incurred.
F.Allocation of Payments
HomeStreet, Inc. and HomeStreet Bank shall from time to time allocate between them the obligation to make payments hereunder. Such allocation shall not affect the joint and several liability of HomeStreet, Inc. and HomeStreet Bank under this Agreement as provided in Section VI.D.

III.TERMINATION
A.Employment Termination
This Agreement and Executive’s employment may be terminated by the Company for Cause (as defined below), or without Cause or by Executive for Good Reason (as defined below) or without Good Reason or upon the Executive’s death or Total Disability. Except where a specific notice procedure is described herein, the Company or Executive shall provide the other party at least sixty (60) days notice of any termination (or 60 days pay in lieu of notice). Upon any termination of employment, Executive shall be entitled to receive payments or benefits as described in this Agreement.

B.Automatic Termination on Death or Total Disability
This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall have the same meaning as defined in the Company’s long-term disability plan or policy. Termination hereunder shall be deemed to be effective (a) upon Executive’s death or (b) immediately upon the sooner to occur of a determination by the Company’s long-term disability insurance carrier or Executive’s primary care physician that Executive is disabled and eligible for long-term disability benefits. Executive shall receive the following benefits on termination of employment for Death or Disability:
(1)    Executive’s earned but unpaid Salary through the effective date of the termination;
(2)    Any earned but unpaid incentive compensation, including incentive compensation earned in the previous year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;
(3)    Accrued but unused vacation pay consistent with the Company vacation policy;
(4)    Reimbursable business expenses for activities prior to the effective date of termination;
(5)    Executive’s vested stock options and other equity grants shall remain exercisable for one year after Death or Total Disability consistent with the terms of the applicable plan;
(6)    Any severance pay for which Executive may be eligible under the terms of the Company’s nondiscriminatory severance plan.
(7)    In the event of Total Disability, provided that such payments do not result in a violation the non-discrimination rules under Section 105(h) of the Internal Revenue Code, Company shall pay to the applicable insurer the health care insurance premiums for Executive and his eligible dependents during the 18 months of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided Executive and his dependents elect COBRA continuation coverage;
(8)    In the event of Total Disability, in order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a release agreement (“Release”) substantially in the form of Exhibit ‘A’ attached hereto in order to receive the severance benefits. The Release will be effective upon completion of the payments (other than the health insurance premiums described above) due to Executive. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.
(9)    In the event of death, all payments shall be made to the person or persons identified as the Executive’s beneficiary for any Company-sponsored life insurance.
C.Termination Without Cause or Executive Resigns for Good Reason Immediately Before or Following a Change of Control
If Executive’s employment terminates by the Company without Cause or by Executive for Good Reason within one year following or during the ninety (90) days immediately preceding a Change of Control (as defined below), then Executive shall be entitled to receive the following termination payments:

(1)    As severance pay, two times Executive’s annual Salary at the rate in effect immediately prior to termination, paid in a lump sum within ten (10) days following the day Executive signs the Release agreement identified above; provided, however, the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as described in Section VI.G;
(2)    Two times Executive’s Annual Incentive Payment, calculated as the greater of the Annual Incentive Payment earned by Executive in the year prior to termination or Executive’s Target Incentive Payment for the current year, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified above; provided, however, the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as described in Section VI.G;
(3)    Provided that such payments do not result in a violation of the non-discrimination rules under Section 105(h) of the Internal Revenue Code and provided Executive and his dependents timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s), Company shall pay to the applicable insurer Executive and Executive’s eligible dependents’ continuing health insurance coverage for the shorter of (i) eighteen (18) months; (ii) until such date as Executive is no longer entitled to continuation coverage pursuant to COBRA under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer;
(4)    Executive’s earned but unpaid Salary through the effective date of termination, paid on the next regularly scheduled payroll date following the effective date of termination;
(5)    Any earned but unpaid incentive compensation, including incentive compensation earned in the prior year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;
(6)    The value of Executive’s accrued but unused vacation, consistent with the Company’s vacation policy applicable to all employees;
(7)    Reimbursement of all reasonable business expenses incurred for activities prior to the effective date of termination;
(8)    Upon termination under circumstances identified in this section, all of Executive’s unvested stock options and other equity grants shall immediately vest and remain exercisable consistent with any stock option grant or plan;
(9)    In order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a Release agreement substantially in the form attached hereto as Exhibit ‘A’ in order to receive the severance benefits. The Release will be effective upon completion of all payments due to Executive other than the health insurance premiums described above. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.

D.Termination with Cause or Resignation Without Good Reason
If the Company terminates Executive’s employment with Cause or Executive resigns without Good Reason, the Company shall provide Executive compensation and benefits as follows:
(1)    Payment of Executive’s earned but unpaid Salary through the effective date of termination.
(2)    Payment of the value of Executive’s earned but unused vacation consistent with Company policy that applies to all employees.
(3)     Reimbursement of all reasonable business expenses incurred for activities prior to the Effective Date of termination.
(4)    Any vested equity grants which shall remain exercisable to the extent provided under the terms of any grant or plan.
E.Termination Without Cause or Executive Resigns for Good Reason
If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason unrelated to a Change of Control, then Executive shall be entitled to receive the following termination payments:
(1)    As severance pay, two times Executive’s annual Salary at the rate in effect immediately prior to termination, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified below, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VI.G;
(2)    Two times Executive’s Annual Incentive Payment, calculated as the greater of the Annual Incentive Payment earned by Executive in the year prior to termination or Executive’s Target Incentive Payment for the current year, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified below, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VI.G;
(3)    Provided that such payments do not result in a violation of the non-discrimination rules under Section 105(h) of the Internal Revenue Code, and provided Executive and his dependents timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s), Company shall pay to the applicable insurer Executive and Executive’s eligible dependents’ continuing health insurance coverage for the shorter of (i) eighteen (18) months; (ii) until such date as Executive is no longer entitled to continuation coverage pursuant to COBRA under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer;
(4)    Executive’s earned but unpaid Salary, paid on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;
(5)    Any earned but unpaid incentive compensation, including incentive compensation earned in the prior year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;

(6)     The value of Executive’s accrued but unused vacation, consistent with the Company’s vacation policy applicable to all employees;
(7)    Reimbursement of all reasonable business expenses incurred for activities prior to the effective date of termination;
(8)    All of Executive’s unvested stock options and other equity grants shall vest and remain exercisable consistent with any such grant or applicable plan;
(9)    In order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a Release agreement substantially in the form attached hereto as Exhibit ‘A’ in order to receive the severance benefits. The Release is effective upon completion of payments due to Executive other than the health insurance premiums described above. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.
F.Definitions of “Cause”, “Good Reason” and “Change of Control”
1.Cause
Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events:
(a)    the willful and continued failure of the Executive to perform his duties;
(b)    the willful engaging by the Executive in illegal conduct or gross misconduct which is materially injurious to the Company;
(c)    the Executive’s conviction or plea of guilty or nolo contendere to the charge of commission of a felony; or
(d)    the Executive’s breach of a regulatory rule that materially and adversely affects the Executive’s ability to perform the Executive’s principal employment duties for the Company and its affiliates.
(e)    Prior to a termination for Cause, Employer shall provide Executive 30-day prior written notice of the claimed basis for the possible “Cause” termination and an opportunity for Executive to cure any defect or deficiency on his performance. Upon request, Executive shall be entitled to a hearing before the Board of Directors with representation by counsel. “Cause” shall be established by affirmative vote of at least two-thirds of the entire Board of each employer in order to determine “Cause.”
2.Good Reason
For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his consent, has experienced one of the following events or circumstances:
(a)    the assignment to the Executive of any duties materially diminished from those in effect immediately prior to such assignment;
(b)    a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change;

(c)    a material decrease in the Executive’s annual Salary or elimination or reduction of any material benefit that HomeStreet otherwise provides to its executives of similar rank (except those changes to any benefit or benefit program implemented for all Company employees who participate in such benefits or programs or that may be required by law) without his prior written agreement;
(d)    non-renewal of this Agreement if it results in a material adverse change in Executive’s annual Salary or his material benefits (except those changes to any benefit or benefit program implemented for all Company employees who participate in such benefits or programs or that may be required by law).
(e)     solely following a Change of Control, relocation of the Executive’s principal place of employment to a location that increases the Executive’s commute from his primary residence by more than 30 miles one way; or
(f)    any other action or inaction that constitutes a material breach of the terms of the Agreement by the Company.
(g)    To comply with Section 409A of the Code, the Executive must give written notice of termination of employment within 60 days after the occurrence of the circumstances constituting Good Reason, and the Company will have 30 days to cure the circumstances constituting Good Reason, and the Executive’s “separation from service” must occur no later than six months following the initial existence of the circumstances giving rise to Good Reason.
Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (i) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within sixty (60) days of the initial existence of such condition (which notice specifically identifies such condition), and (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”) whereupon Executive’s employment shall be deemed to be terminated for Good Reason upon failure of the Company to remedy. If Company attempts to cure, or disputes the existence of Good Reason, it shall provide documentary evidence thereof to Executive within the Remedial Period. Executive may elect to remain employed by Company and dispute any response by Company during the Remedial Period, without prejudice to the claim of Good Reason, by invoking the provisions of Article VI.I. In the event that Executive remains employed and invokes the dispute resolution process, he shall in any event complete his resignation within six months of the end of the Remedial Period or at the conclusion of the dispute resolution process, whichever occurs later, but in no event more than two years after the end of the Remedial Period. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if within the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.
3.Change of Control
For the purposes of this Agreement, “Change of Control” means:
(a)     one person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of HomeStreet, Inc.’s or HomeStreet Bank’s outstanding shares in any class of voting shares or instruments convertible into voting shares ;
(b)     dissolution or sale of fifty percent or more in value of the assets of either HomeStreet, Inc. or HomeStreet Bank; or

(c)     a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of HomeStreet, Inc. or HomeStreet Bank, within the meaning of Section 280G of the Internal Revenue Code.
Sale of stock through an Initial Public Offering shall not constitute a “Change of Control” under this Agreement.
IV.CONFIDENTIALITY; NON-SOLICITATION;
A.Confidentiality Agreement
Executive recognizes that the Company’s business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Agreement is conditioned on agreement to, the terms of the non-disclosure agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit ‘B’ entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with the Company or Successor Employer for a period of five (5) years from termination unless otherwise required by law.
B.Non-Competition
During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment without Cause or for Good Reason, Executive will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this section, Executive will not be considered to be connected with any Competing Business solely on account of ownership of less than five percent of the outstanding capital stock or other equity interests in any Competing Business. Executive agrees that this restriction is reasonable, but further agrees that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable.
C.Non-Solicitation
(1)    During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment, Executive will not induce, or attempt to induce, any employee, executive, Board member or independent contractor of the Company and/or a Successor Employer to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business (defined below).
(2)    During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment, Executive will not, directly or indirectly solicit, divert, appropriate to or accept on behalf of any Competing Business, any business or account from any customer of the Company or entity about whom Executive has acquired confidential information in the course of his employment.

D.Competing Business
“Competing Business” means any bank or thrift with an office or branch in Washington, Oregon, Idaho, California or Hawaii or any other state where the Company has an office or branch and employs fifteen or more people.
V.ASSIGNMENT
    This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company (“Successor Employer”). All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
VI.MISCELLANEOUS
A.    Amendments
The parties acknowledge that changes in the law, or in interpretation of existing law, including the Internal Revenue Code, may impact the terms of this Agreement, in particular Sections II. Band C. In such event, the parties agree to negotiate and execute appropriate amendments to ensure favored tax treatment or other favorable benefits for either or both parties. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.
    B.     Applicable Law
    This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

    C.    Entire Agreement
This Agreement, including its Exhibits, on and as of the date hereof, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. To the extent any agreement, plan or policy of the Company is inconsistent with this Agreement, the provisions of this Agreement shall prevail and control and such other agreement, plan or policy will be construed by Company to be consistent with this Agreement and, if that is not possible, the other agreement, plan or policy shall be modified as to Executive to be in conformance with this Agreement. It is the intent of the parties that Executive shall, to the extent allowed by law, enjoy the full benefit of all obligations of Company set forth herein.

    D.    Severability
If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any regulatory action, applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability, regardless of the reason therefor shall not affect any other provision of this Agreement or any action in any other jurisdiction, or the obligation of any other entity to this Agreement. If either entity to this Agreement is determined by any regulatory authority or court not to be able to perform its obligation(s) to Executive or not to have the authority to enter into this Agreement, then the other entity shall be liable therefor.
The obligations to Executive herein are the joint and several obligations of HomeStreet Inc. and HomeStreet Bank and there shall be joint and several liability of those entities in the event of any default to Executive by either for any reason.
E.    Legal Limitations
Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Company to Executive pursuant to this Agreement or otherwise if payment of such type or amount is prohibited by, is not permitted under, or has not received any required approval under, any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations promulgated thereunder, (ii) any governmental provisions relating to indemnification by Company or an affiliate, including without limitation any applicable prohibitions or restrictions on depository institutions and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359, or (iii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359. In the event any payment to Executive is prohibited or otherwise restricted, (x) such payment shall, to the extent allowed by law, order or regulatory determination and not objected to by applicable banking or other regulatory agencies, be reinstated as an obligation of the obligor(s) without further action immediately upon the cessation of such prohibition or restriction, and (y) the Company shall use its best efforts to secure the consent, if any shall be required, of the FDIC or other applicable banking or other regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.
If any payment made to Executive hereunder or under any prior employment agreement or arrangement is required under any applicable governmental provision (including, without limitation, Dodd-Frank and regulations promulgated thereunder) to be paid back to Company, the Executive shall upon written demand from Company promptly pay such amount back to Company.
    F.    Code Section 280G
In the event that any payments or benefits provided or to be provided by the Company or the Bank to the Executive under this Agreement (“Covered Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section VI.F. would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any similar or successor provision, then the Covered Payments shall be payable either: (i) in full, or (ii) an amount reduced to the minimum extent necessary to ensure that no portion of such Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The determination of which alternative results in the greatest amount of benefits shall be made by the Company consistent with the requirements of Section 409A of the Internal Revenue Code.
    G.    Code Section 409A
With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of Executive’s termination of employment, such payments shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. The Company may adjust any payment hereunder to avoid liability or obligation under Code Section 409A but such adjustments shall ensure that the payments are made in a manner that is as close to the terms of this Agreement as possible. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. In the event that the period for Executive to execute any required release and the Company’s obligation to pay any amount referenced in this section straddles two calendar years, the payment will be made in the later calendar year.
The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service” for reasons other than Executive’s death (except those payments that may be exempt from 409A by virtue of the short-term deferral exception to 409A) shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six (6) months following Executive’s separation from service.

H.    No Mitigation/Offset
In order to receive severance benefits provided in this Agreement, Executive shall not be required to engage in mitigation activities or seek alternative employment, nor would any other compensation received by Executive serve as an offset agreement to the severance or other benefits provided in this Agreement.
I.    Disputes
(1)    In the event of a dispute or claim between Executive and the Company related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator (or other mutually agreeable person) whose decision will be final.
(2)    The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.
(3)    The arbitration procedure will afford Executive and Employer the full range of statutory remedies, based on the statutes of limitations that would apply to the specific claims asserted as if they were asserted in court. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

HOMESTREET, INC.
HOMESTREET BANK

Dated:	January 26, 2018	By:	/s/ Mark K. Mason
Mark K. Mason
President and Chief Executive Officer

EXECUTIVE
Dated:	January 26, 2018	By:	/s/ Godfrey B. Evans
Godfrey B. Evans
EVP, General Counsel, Chief Administrative Officer

EXHIBIT A
WAIVER AND RELEASE

EXHIBIT B
EXECUTIVE CONFIDENTIALITY AGREEMENT